EXHIBIT 99.1
Barracuda Reports Third Quarter Fiscal 2018 Results
•Q3 total revenue grew to $94.7 million
•Q3 GAAP earnings per share of $0.14, and non-GAAP earnings per share of $0.21
•Total active subscribers increased 16% year-over-year to over 360,000
CAMPBELL, Calif., January 8, 2018 – Barracuda Networks, Inc. (NYSE: CUDA), a leading provider of cloud-enabled security and data protection solutions, today announced results for its third quarter fiscal 2018, that ended November 30, 2017.
"We delivered a strong third quarter driven by continued momentum in our core focus areas,” said BJ Jenkins, president and CEO. “As we announced in November, we entered into a definitive agreement to be acquired by leading private equity investment firm Thoma Bravo, LLC in an all-cash transaction valued at $27.55 per share, or approximately $1.6 billion. The proposed transaction is expected to close before our fiscal year end of February 28, 2018."
Third Quarter Fiscal 2018 Financial Summary

•
Total revenue increased 7% to $94.7 million, compared with $88.8 million in the third quarter of fiscal 2017. Subscription revenue grew to $77.3 million, up 13% from $68.3 million in the third quarter of fiscal 2017, representing 82% of total revenue, and appliance revenue was $17.5 million, compared with $20.5 million in the third quarter of fiscal 2017.

•
Gross billings were $110.6 million, compared with $100.4 million in the third quarter of fiscal 2017. Billings for core products increased 24% to $76.6 million, compared with $61.6 million in the third quarter of fiscal 2017. Excluding Sonian, which Barracuda acquired during the quarter, billings for core products increased 22% to $75.5 million. The number of active subscribers grew 16% to over 360,000 as of November 30, 2017. The annualized renewal rate from subscriptions on a dollar basis was 101%.

•
GAAP net income was $7.8 million, or $0.14 per share, based on a diluted share count of 55.0 million, compared to a GAAP net income of $1.8 million, or $0.03 per share, in the third quarter of fiscal 2017.

•
Non-GAAP net income was $11.6 million, or $0.21 per share, based on a diluted share count of 55.0 million. Non-GAAP net income excludes $9.3 million in stock-based compensation expense, $0.4 million in income tax benefits, $1.6 million in amortization of intangibles, $7.7 million in other net income that includes a gain of $7.4 million from the sale of the SignNow business and $0.9 million in acquisition and other benefits.

The reconciliation between non-GAAP and their most closely comparable GAAP equivalent is contained in the tables below.
Barracuda will not hold an earnings conference call or provide financial guidance.
Forward-Looking Statements
This announcement contains forward-looking statements related to our pending acquisition by Thoma Bravo, LLC and the potential timing of the acquisition. The company undertakes no obligation to update the forward-looking information in this release. More information about potential factors that could affect our business and financial results is included in our filings with the Securities and Exchange Commission, including, without limitation, under the captions: “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors,” which are on file with the Securities and Exchange Commission.
Non-GAAP Financial Measures
Barracuda provides all financial information required in accordance with generally accepted accounting principles (GAAP). To supplement our consolidated financial statements presented in accordance with GAAP, we are also providing with this press release non-GAAP net income, non-GAAP operating income, non-GAAP gross margins, non-GAAP operating expenses, adjusted EBITDA and free cash flow. In preparing our non-GAAP information, we have excluded certain amounts as set forth in the attached financial tables and footnotes. We believe that excluding these items provides both management and investors with additional insight into our current operations and the trends affecting the company. In particular, management finds it useful to exclude these items in order to more readily correlate the company's operating activities with the company's ability to generate cash from operations. Accordingly, management uses these non-GAAP measures, along with the comparable GAAP information, in evaluating our historical performance and in planning our future business activities. Please note that our non-GAAP measures may be different than those used by other companies. The additional non-GAAP financial information we present should be considered in conjunction with, and not as a substitute for, our financial information presented in accordance with GAAP. We have provided reco nciliations of these non-GAAP measures to their comparable GAAP measures for the periods presented in this release, which exclude certain amounts as set forth in the attached financial tables and footnotes for these periods. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures for comparable financial information and understanding of the company's ongoing performance as a business. Barracuda uses both GAAP and non-GAAP measures to evaluate and manage its operations.

Beginning in the third quarter of fiscal 2017, we modified our reporting practices and our historical presentation of adjusted EBITDA and free cash flow. We no longer adjust for changes in deferred revenue and associated deferred costs in our calculation of adjusted EBITDA, and for free cash flow we will not adjust for the cash payment impact of acquisition and other charges. Prior period information has been recast to conform to the adjusted calculations.

About Barracuda Networks, Inc. (NYSE: CUDA)
Barracuda (NYSE: CUDA) simplifies IT with cloud-enabled solutions that empower customers to protect their networks, applications and data, regardless of where they reside. These powerful, easy-to-use and affordable solutions are trusted by more than 150,000 organizations worldwide and are delivered in appliance, virtual appliance, cloud and hybrid deployment configurations. Barracuda's customer-centric business model focuses on delivering high-value, subscription-based IT solutions that provide end-to-end network and data protection. For additional information, please visit barracuda.com.

Barracuda Networks, Barracuda, and the Barracuda Networks logo are registered trademarks of Barracuda Networks, Inc. in the US and other countries.
Contacts:
Investor Relations: Maria Riley; +1 415-217-7722; ir@barracuda.com
Corporate Communications: Mary Catherine Petermann; +1 404-307-6290; mc@barracuda.com

Barracuda Networks, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	As of November 30, 2017 (1)	As of February 28, 2017
Assets
Current assets:
Cash and cash equivalents	$96,894	$120,194
Marketable securities	80,850	79,915
Accounts receivable, net of allowance for doubtful accounts	45,229	40,560
Inventories, net	8,259	5,847
Deferred costs	34,352	32,598
Other current assets	10,208	16,295
Total current assets	275,792	295,409
Property and equipment, net	30,824	29,979
Deferred costs, non-current	30,502	27,285
Deferred income taxes, non-current	704	1,554
Other non-current assets	21,646	8,607
Intangible assets, net	52,111	32,145
Goodwill	98,135	69,795
Total assets	$509,714	$464,774
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$11,243	$11,439
Accrued payroll and related benefits	12,803	13,593
Other accrued liabilities	19,089	12,942
Deferred revenue	247,330	239,796
Note payable	—	4,115
Total current liabilities	290,465	281,885
Long-term liabilities:
Deferred revenue, non-current	170,415	167,286
Deferred income taxes, non-current	3,293	2,803
Other long-term liabilities	7,394	6,377
Stockholders’ equity:
Common stock	54	53
Additional paid-in capital	393,048	370,745
Accumulated other comprehensive loss	(3,199)	(5,226)
Accumulated deficit	(351,756)	(359,149)
Total stockholders’ equity	38,147	6,423
Total liabilities and stockholders’ equity	$509,714	$464,774
 ______________________

(1)
As of March 1, 2017, we adopted ASU 2016-09 which allowed for an accounting policy election to either estimate the number of share-based awards that are expected to vest or account for forfeitures when they occur. We elected to account for forfeitures when they occur and adopted this change on a modified retrospective basis. As a result, we recorded the cumulative effect of the change as a $0.4 million increase to the March 1, 2017 opening accumulated deficit balance on the condensed consolidated balance sheets.

Barracuda Networks, Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share information)
(Unaudited)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2017	2016	2017	2016
Revenue:
Appliance	$17,459	$20,457	$56,071	$62,824
Subscription	77,288	68,349	227,180	200,566
Total revenue	94,747	88,806	283,251	263,390
Cost of revenue	22,098	21,098	70,944	61,579
Gross profit	72,649	67,708	212,307	201,811
Operating expenses:
Research and development	20,616	18,627	59,412	56,280
Sales and marketing	34,988	33,368	109,769	96,842
General and administrative	12,366	10,217	33,648	31,958
Total operating expenses	67,970	62,212	202,829	185,080
Income from operations	4,679	5,496	9,478	16,731
Other income, net	7,714	(2,374)	10,022	131
Income before income taxes	12,393	3,122	19,500	16,862
Provision for income taxes	(4,610)	(1,329)	(7,491)	(9,848)
Net income	$7,783	$1,793	$12,009	$7,014
Net income per share:
Basic	$0.15	$0.03	$0.23	$0.13
Diluted	$0.14	$0.03	$0.22	$0.13
Weighted-average shares used to compute net income per share:
Basic	53,378	52,457	53,098	52,336
Diluted	54,995	53,995	54,645	53,391

Barracuda Networks, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2017	2016 (2)	2017	2016 (2)
Operating activities
Net income	$7,783	$1,793	$12,009	$7,014
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and impairment expense	4,171	3,975	12,716	12,442
Stock-based compensation expense	9,332	9,217	26,343	25,050
Excess tax benefits from equity compensation plans (1)	—	(1,232)	—	(2,023)
Deferred income taxes	354	(83)	1,158	391
Gain on sale of business	(7,382)	—	(7,382)	—
Other	349	173	88	(555)
Changes in operating assets and liabilities:
Accounts receivable, net	(1,213)	(5,786)	(1,531)	(3,054)
Inventories, net	(1,741)	1,014	(2,485)	931
Income taxes, net	2,472	(460)	10,594	3,138
Deferred costs	(556)	227	(5,294)	567
Other assets	(1,362)	106	(6,389)	(469)
Accounts payable	2,980	1,790	(63)	(4,889)
Accrued payroll and related benefits	1,270	(228)	629	898
Other liabilities	2,438	116	1,957	(646)
Deferred revenue	4,810	4,460	12,565	8,916
Net cash provided by operating activities	23,705	15,082	54,915	47,711
Investing activities
Purchases of marketable securities	(11,041)	(37,784)	(32,810)	(59,561)
Proceeds from the sale of marketable securities	8,570	1,236	20,820	11,530
Proceeds from the maturity of marketable securities	2,685	5,572	11,027	13,590
Purchases of non-marketable investments	(56)	—	(4,056)	(636)
Purchases of property and equipment	(1,329)	(1,296)	(9,145)	(4,265)
Purchases of intangible assets	—	(374)	—	(1,374)
Business combinations, net of cash acquired	(51,162)	—	(51,668)	(243)
Sale of business	2,000	—	2,000	—
Payment for the sale of net liabilities	—	—	(800)	—
Net cash used in investing activities	(50,333)	(32,646)	(64,632)	(40,959)
Financing activities
Proceeds from issuance of common stock	1,353	2,556	4,362	7,425
Taxes paid related to net share settlement of equity awards	(3,349)	(3,459)	(7,823)	(6,003)
Repurchases of common stock	—	—	(6,546)	(7,241)
Excess tax benefits from equity compensation plans (1)	—	1,232	—	2,023
Repayment of employee loans, net of loans extended	(53)	(120)	(23)	(122)
Repayment of note payable	—	(67)	(4,115)	(200)
Payments of acquisition-related liabilities	—	—	(742)	—
Net cash provided by (used in) financing activities	(2,049)	142	(14,887)	(4,118)
Effect of exchange rate changes	2	(638)	1,337	(175)
Net increase (decrease) in cash, cash equivalents and restricted cash	(28,675)	(18,060)	(23,267)	2,459
Cash, cash equivalents and restricted cash at beginning of period	126,245	139,173	120,837	118,654
Cash, cash equivalents and restricted cash at end of period	$97,570	$121,113	$97,570	$121,113
 ______________________

(1)
As of March 1, 2017, we adopted ASU 2016-09 which required any excess tax benefits to be classified as an operating activity. Prior to the new standard, we were required to present excess tax benefits as a cash inflow from financing activities with a corresponding cash outflow from operating activities. We elected to apply the amendment related to the presentation of excess tax benefits on the statements of cash flows prospectively, while the prior period presented has not been adjusted.

(2)
We early adopted ASU 2016-18 which requires that a statement of cash flows explain the change during the period for the total of cash, cash equivalents and restricted cash. Therefore, restricted cash has been included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts presented and has been applied retrospectively to the prior period presented. Net cash flows for the three and nine months ended November 30, 2016 did not significantly change as a result.

Barracuda Networks, Inc.
Reconciliation of Selected GAAP to Non-GAAP Financial Measures
(in thousands)
(Unaudited)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2017	2016	2017	2016
GAAP cost of revenue	$22,098	$21,098	$70,944	$61,579
Amortization of intangible assets (1)	1,105	1,219	3,546	3,752
Depreciation expense (2)	1,869	1,467	5,375	4,644
Stock-based compensation expense (3)	550	323	1,472	959
Acquisition and other charges (4)	(865)	—	(18)	—
Non-GAAP cost of revenue	$19,439	$18,089	$60,569	$52,224
GAAP sales and marketing expense	$34,988	$33,368	$109,769	$96,842
Amortization of intangible assets (1)	491	536	1,503	1,735
Depreciation expense (2)	91	74	250	182
Stock-based compensation expense (3)	2,426	2,211	7,960	6,002
Non-GAAP sales and marketing expense	$31,980	$30,547	$100,056	$88,923
GAAP research and development expense	$20,616	$18,627	$59,412	$56,280
Depreciation expense (2)	122	126	427	417
Stock-based compensation expense (3)	4,272	3,737	10,081	8,809
Acquisition and other charges (4)	—	—	(160)	217
Non-GAAP research and development expense	$16,222	$14,764	$49,064	$46,837
GAAP general and administrative expense	$12,366	$10,217	$33,648	$31,958
Depreciation expense (2)	495	553	1,615	1,712
Stock-based compensation expense (3)	2,083	2,946	6,830	9,280
Acquisition and other charges (4)	1,746	166	2,833	750
Non-GAAP general and administrative expense	$8,042	$6,552	$22,370	$20,216
GAAP total expense	$90,068	$83,310	$273,773	$246,659
Amortization of intangible assets (1)	1,596	1,755	5,049	5,487
Depreciation expense (2)	2,577	2,220	7,667	6,955
Stock-based compensation expense (3)	9,331	9,217	26,343	25,050
Acquisition and other charges (4)	881	166	2,655	967
Non-GAAP total expense	$75,683	$69,952	$232,059	$208,200
Depreciation expense (2)	2,577	2,220	7,667	6,955
Non-GAAP total expense including depreciation	$78,260	$72,172	$239,726	$215,155

Barracuda Networks, Inc.
Reconciliation of Selected GAAP to Non-GAAP Financial Measures
(in thousands, except per share information)
(Unaudited)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2017	2016	2017	2016
GAAP operating income	$4,679	$5,496	$9,478	$16,731
Amortization of intangible assets (1)	1,596	1,755	5,049	5,487
Stock-based compensation expense (3)	9,331	9,217	26,343	25,050
Acquisition and other charges (4)	881	166	2,655	967
Non-GAAP operating income	$16,487	$16,634	$43,525	$48,235
GAAP net income	$7,783	$1,793	$12,009	$7,014
Amortization of intangible assets (1)	1,596	1,755	5,049	5,487
Stock-based compensation expense (3)	9,331	9,217	26,343	25,050
Acquisition and other charges (4)	881	166	2,655	967
Income tax effect on non-GAAP exclusions (5)	(353)	(3,662)	(5,663)	(4,633)
Other income adjustments (6)	(7,658)	2,378	(9,702)	(96)
Non-GAAP net income	$11,580	$11,647	$30,691	$33,789
Non-GAAP diluted earnings per share (7)	$0.21	$0.22	$0.56	$0.63
Weighted-average shares used to compute diluted earnings per share	54,995	53,995	54,645	53,391

 ______________________

(1)
Amortization of Intangible Assets. We provide non-GAAP information which excludes expenses for the amortization of intangible assets, as well as certain losses on disposal and impairment of such assets that primarily relate to purchased intangible assets associated with our acquisitions. We believe that eliminating this expense from our non-GAAP measures is useful to investors because the amortization of intangible assets can be inconsistent in amount and frequency and is significantly impacted by the timing and magnitude of our acquisition transactions, which also vary in frequency from period to period. Accordingly, we analyze the performance of our operations in each period without regard to such expenses.

(2)
Depreciation Expense. We provide non-GAAP information which excludes depreciation expense related to the amortization of property and equipment, as well as certain losses from disposal of such assets. We believe that eliminating this expense from our non-GAAP measures is useful to investors because the acquisition of property and equipment, and the corresponding depreciation expense, can be inconsistent in amount and can vary from period to period.

(3)
Stock-Based Compensation Expense. We provide non-GAAP information which excludes expenses for stock-based compensation. We believe the exclusion of stock-based compensation expense allows for financial results that are more indicative of our continuing operations. We also believe that the exclusion of stock-based compensation expense provides for a better comparison of our operating results to prior periods and to our peer companies as the calculations of stock-based compensation vary from period to period and company to company due to different valuation methodologies, subjective assumptions and the variety of award types.

(4)
Acquisition and Other Charges. We exclude certain expense items resulting from acquisitions and other charges, which we believe are non-recurring, infrequent, and/or unusual in nature, can vary significantly in amount and frequency, and are unrelated to our ongoing operating performance. We believe that adjusting for these charges allows us to better compare results from period to period in order to assess the ongoing operating results of our business. The charges include: (i) acquisition-related expenses for legal, accounting, and other professional fees, integration costs, fair value remeasurements of contingent consideration obligations and contingent consideration payments made under the terms of acquisition agreements, and (ii) other costs, losses and gains that are non-recurring, infrequent, and/or unusual in nature, such as expenses incurred in connection with litigation, export compliance, intellectual property settlement, indirect tax costs, and other matters, as well as a gain resulting from the disposition of net liabilities related to our CudaCam product offerings.

(5)
Income Tax Effect of Non-GAAP Exclusions. We believe providing financial information with and without the income tax effect of excluding items related to our non-GAAP financial measures provide our management and users of the financial statements with better clarity regarding the ongoing performance and future liquidity of our business. Excluded items include, but are not limited to: (i) amortization expense of intangible assets, (ii) stock-based compensation expense, (iii) acquisition and other charges, and (iv) quarterly changes to the valuation allowance previously established.

(6)
Other Income Adjustments. We provide non-GAAP information that excludes the effect of certain other income and losses. These adjustments may consist of realized gains and losses from the sale of marketable securities, foreign currency remeasurement gains and losses, impairment charges related to non-marketable investments and gains or losses from divestiture of our business unit; specifically, a gain of $7.4 million that resulted from the sale of our SignNow business during the third quarter of fiscal 2018. For all non-functional currency account balances, the remeasurement of such balances to the functional currency will result in either a foreign exchange gain or a loss which is recorded in other income, net. We believe that eliminating these items from our non-GAAP measures is useful to investors, because these items can be inconsistent in amount and can vary from period to period.

(7)
Non-GAAP Diluted Earnings Per Share. We provide non-GAAP diluted earnings per share. Non-GAAP diluted earnings per share is calculated based on our non-GAAP net income divided by the weighted-average diluted shares outstanding for the period.

Barracuda Networks, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(in thousands)
(Unaudited)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2017	2016	2017	2016
GAAP net income	$7,783	$1,793	$12,009	$7,014
Other income, net	(7,714)	2,374	(10,022)	(131)
Provision for income taxes	4,610	1,329	7,491	9,848
Acquisition and other charges	881	166	2,655	967
Stock-based compensation expense	9,331	9,217	26,343	25,050
Amortization of intangible assets	1,596	1,755	5,049	5,487
Depreciation expense	2,577	2,220	7,667	6,955
Adjusted EBITDA (1)	$19,064	$18,854	$51,192	$55,190

 ______________________

(1)
Adjusted EBITDA. Beginning in the third quarter of fiscal 2017, we modified our reporting practices and our historical presentation of adjusted EBITDA by no longer adjusting for changes in deferred revenue and associated deferred costs. These changes do not impact our current and historical presentation of GAAP results. Prior period information has been recast to conform to the adjusted calculation. We define adjusted EBITDA as net income plus non-cash and non-operating charges which include: (i) other income, net, (ii) provision for income taxes, (iii) acquisition and other charges, (iv) stock-based compensation expense, (v) amortization of intangible assets, including certain losses on disposal and impairment of intangible assets, and (vi) depreciation expense, including certain losses on disposal of fixed assets. We believe adjusted EBITDA provides an indication of profitability from our operations, and provides a consistent measure of our performance from period to period. The other income, net includes a gain of $7.4 million that resulted from the sale of our SignNow business during the third quarter of fiscal 2018

Barracuda Networks, Inc.
Reconciliation of GAAP Cash Flows from Operating Activities to Free Cash Flow
(in thousands)
(Unaudited)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2017	2016	2017	2016
GAAP cash flows from operating activities	$23,705	$15,082	$54,915	$47,711
Purchases of property and equipment	(1,329)	(1,296)	(9,145)	(4,265)
Free cash flow (1)	$22,376	$13,786	$45,770	$43,446

 ______________________

(1)
Free Cash Flow. Beginning in the third quarter of fiscal 2017, we modified our reporting practices and our historical presentation of adjusted free cash flow by no longer adjusting free cash flow for the cash payment impact of acquisition and other charges. These changes do not impact our current and historical presentation of GAAP results. Prior period information has been recast to conform to the adjusted calculation. We define free cash flow as cash flows from operating activities less the purchases of property and equipment. We believe free cash flow is an important liquidity measure that reflects the cash generated by the business after the purchase of property and equipment that can then be used for, among other things, strategic acquisitions, investments in the business, and funding ongoing operations.

Barracuda Networks, Inc.
Reconciliation of GAAP Revenue to Gross Billings
(in thousands)
(Unaudited)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2017	2016	2017	2016
GAAP Revenue	$94,747	$88,806	$283,251	$263,390
Total deferred revenue, end of period	417,745	401,300	417,745	401,300
Less: total deferred revenue, beginning of period	(413,665)	(398,878)	(407,082)	(392,774)
Deferred revenue adjustments	11,806	9,171	30,441	26,982
Total change in deferred revenue and adjustments	15,886	11,593	41,104	35,508
Gross billings (1)(2)	$110,633	$100,399	$324,355	$298,898

 ______________________

(1)
Gross Billings. We define gross billings as total revenue plus the change in deferred revenue and other adjustments, which primarily consist of returns and reserves with respect to the 30-day right of return we provide to customers, as well as rebates for certain channel partner activities. We believe that gross billings provide insight into the sales of our solutions and performance of our business.

(2)
In order to determine how our business performed exclusive of the effect of foreign currency fluctuations, we compare the percentage change in our gross billings from one period to another using a constant currency. To present this gross billings information, the current and comparative prior period results for entities that operate in other than U.S. dollars are converted into U.S. dollars at constant exchange rates. For example, the average exchange rates for the second quarter of fiscal 2018 were used to convert current and comparable prior period gross billings rather than the actual exchange rates in effect during the respective period.